UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary proxy statement
☐	Definitive proxy statement
☒	Definitive additional materials
☐	Soliciting material under Rule 14a-12
☐	Confidential, for use of the Commission only (as permitted by Rule 14a 6(e)(2))

Hartford Series Fund, Inc.

Hartford HLS Series Fund II, Inc.

(Name of Registrants as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Thomas R. Phillips

Deputy General Counsel

Direct Dial: (610) 386-4068

thomas.phillips@hartfordfunds.com

October 13, 2020

Re: Proxy Solicitation Materials

Dear Valued Investor:

Enclosed you will find proxy materials in connection with the joint special meeting of shareholders of the Hartford Funds Family of Funds (the “Funds”). The meeting will be held virtually and currently is scheduled for October 21, 2020, at 10:00 a.m. (Eastern time).

The Funds initially mailed the proxy materials in September. We recently learned that, as a result of an error by a third-party vendor selected by certain financial intermediaries, there was a delay in processing the mailing to certain investors who have selected one or more of the Funds as investment options under variable annuity contracts or variable life insurance policies (“Contract Holders”). It appears that you were among the Contract Holders for which there was a delay in processing the mailing.

As a result of this delay, the Funds’ officers will take the necessary steps to adjourn the above-referenced shareholder meeting with respect to Hartford Series Fund, Inc. and Hartford HLS Series Fund II, Inc., which are the two trust-level entities offering Funds that are available as investment options to the Contract Holders under the variable annuity contracts or variable life insurance policies. For Hartford Series Fund, Inc. and Hartford HLS Series Fund II, Inc., the adjourned meeting will take place on Monday, November 2, 2020, at 10:00 a.m. (Eastern time). The enclosed proxy materials provides information regarding how to participate in the meeting.

If you have any questions, we encourage you to speak with your financial professional. Thank you for your continued selection of the Funds.

Sincerely,

Thomas R. Phillips

Deputy General Counsel

Hartford Funds Management Company, LLC

690 Lee Road | Wayne, PA 19087

Hartford Mutual Funds are distributed by Hartford Funds Distributors, LLC (HFD) (610) 386-4088

Hartford Exchange-Traded Funds are distributed by ALPS Distributors, Inc. (ALPS)

ALPS is not affiliated with Hartford Funds Management Company, LLC or HFD